EXHIBIT 99.1

NEXTEL PARTNERS ANNOUNCES RECEIPT OF REQUISITE CONSENTS
AND PRICING OF TENDER OFFER FOR ITS 11% SENIOR NOTES DUE 2010

KIRKLAND, Wash., May 12, 2004 (BUSINESS WIRE) — Nextel Partners, Inc. (Nasdaq: NXTP) today announced that, in connection with the tender offer and consent solicitation for its outstanding 11% Senior Notes due 2010 (CUSIP Nos. 65333FAF4 and 65333FAH0) (the “Notes”), it has received sufficient consents from the registered holders of outstanding Notes to amend the indentures governing the Notes.  Nextel Partners also announced that it has determined the price to be paid on its tender offer for the outstanding Notes.

Nextel Partners indicated that it has received requisite consents from the registered holders of outstanding Notes to amend the indentures governing the Notes.  The consent solicitation for the Notes expired at 5:00 p.m., New York City time, on May 11, 2004.  At that time, Nextel Partners had received consents from 98.17% of the registered holders of outstanding Notes listed under CUSIP 65333FAF4 and 99.33% of the registered holders of outstanding Notes listed under CUSIP 65333FAH0.

Nextel Partners also indicated that the total consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of Notes validly tendered and not revoked prior to 5:00 p.m., New York City time, on May 11, 2004 (the “Consent Date”) and anticipated to be settled at the consent settlement date, May 14, 2004, is $1,124.59.  The total consideration includes a $35.00 consent payment (the “Consent Payment”).  The total consideration was determined by reference to a fixed spread of 62.5 basis points over the yield of a 1 5/8% U.S. Treasury Note due March 31, 2005, which yield was calculated at 2:00 p.m., New York City time, on May 12, 2004.  Holders who tender their Notes after the Consent Date are not eligible to receive the Consent Payment.

The tender offer will expire at midnight, New York City time, on May 25, 2004, unless further extended.  All conditions to consummation of the tender offer and consent solicitation continue to apply.

The tender offer is being made solely upon the terms and is subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement, dated April 28, 2004.  This announcement is not an offer to purchase, nor a solicitation of an offer to purchase, with respect to any Notes.

A more comprehensive description of the tender offer and consent solicitation can be found in the Offer to Purchase and Consent Solicitation Statement, dated April 28, 2004.  Nextel Partners has retained Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. to serve as Dealer Managers and Solicitation Agents for the tender offer.  Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, by telephone at (800) 487-4870 (toll-free) or in writing, at 48 Wall Street, New York, New York 10005.  Questions regarding the tender offer may be directed to Morgan Stanley at (800) 624-1808 (toll free) or (212) 761-1941, or in writing at 1585 Broadway, Second Floor, New York, NY 10036, or JPMorgan at (212) 270-9769, or in writing at 270 Park Avenue, New York, NY 10017.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments.  The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas. Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area.  Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, the completion of our network build-out, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the Securities Exchange Commission, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2003 and its quarterly filings on Form 10-Q.  This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

Nextel Partners, based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in 31 states where approximately 53 million people reside. Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including digital cellular, text and numeric messaging, wireless Internet access and Direct ConnectSM digital walkie-talkie, all in a single wireless phone. Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 294 of the top 300 U.S. markets. To learn more about Nextel Partners, visit www.nextelpartners.com.

SOURCE: Nextel Partners, Inc.
Contacts:	Alice Kang Ryder, (Investors)
425-576-369
Susan Johnston, (Media)
425-576-3617